Exhibit 99.1

        SFSB, INC. ANNOUNCES EARNINGS FOR THE 4TH QUARTER OF FISCAL 2005

    BEL AIR, Md., Feb. 2 /PRNewswire-FirstCall/ -- SFSB, INC. (OTC Bulletin
Board: SFBI) today reported net income for the quarter ended December 31, 2005 of $58,000 or $.02 diluted earnings per share as compared to net income of $67,000 for the quarter ended December 31, 2004. The $9,000 decrease was primarily due to a $105,000 or 12.73% increase in non-interest expense for the three months ended December 31, 2005 as compared to the three months ended December 31, 2004. These expenses were offset by a $69,000 or 7.52% increase in net interest income and a $13,000 or 26.53% increase in non- interest income for the three months ended December 31, 2005 as compared to the three months ended December 31, 2004. The decrease of net income is due, primarily, as a result of the increase in non-interest expenses associated with the growth of the bank, non-cash compensation expenses and the additional costs related to being a public company.

    For the twelve months ended December 31, 2005, net income remained relatively unchanged at $269,000 or $.09 diluted earnings per share as compared to $270,000 for the twelve months ended December 31, 2004.

    At December 31, 2005, SFSB, Inc., had total assets of $171.0 million, compared to $160.4 million at December 31, 2004. At December 31, 2005, stockholders' equity amounted to $22.8 million compared to $22.6 million at December 31, 2004. This increase was primarily the result of the profit for the twelve months ended December 31, 2005.

    SFSB, Inc., headquartered in Bel Air, Maryland is the holding company of Slavie Federal Savings Bank. The bank is a 105-year-old federally chartered, FDIC-insured thrift serving Baltimore City, Baltimore County and Harford County, Maryland. The bank offers a wide variety of financial services and products throughout its market area. The bank maintains a website at http://www.slavie.com.

    The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates and changes in economic, competitive, governmental, regulatory, technological and other factors that may affect SFSB, Inc. specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. SFSB, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to SFSB, Inc.'s filings with the U.S. Securities and Exchange Commission and available at their web site http://www.sec.gov.

                                   SFSB, INC.
                    UNAUDITED CONDENSED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                               Three Months Ended    Twelve Months Ended
                                                   December 31           December 31
                                               -------------------   -------------------
                                                 2005       2004       2005       2004
                                               --------   --------   --------   --------
Interest income                                   2,113      1,764      7,720      6,517
Interest expense                                  1,126        846      3,795      3,075
Net interest income                                 987        918      3,925      3,442
Provision for loan losses                            13         14         58         50
Net interest income after
 provision for loan losses                          974        904      3,867      3,392
Non-interest income                                  62         49        234         78
Non-interest expenses                               930        825      3,651      3,008
Income before income tax provision                  106        128        450        462
Income tax provision                                 48         61        181        192
Net income                                           58         67        269        270
Basic earnings per share                            .02          -        .09          -
Diluted earnings per share                          .02          -        .09          -

                                   SFSB, INC.
                        UNAUDITED SELECTED FINANCIAL DATA
                                 (In thousands)

                              December 31     December 31
                                 2005            2004
                             -------------   -------------
Total assets                       171,097         160,433
Cash and cash equivalents            1,342          15,597
Investment securities               12,151          11,976
Loans receivable - net             144,609         117,900
Deposits                           109,623         109,711
Total borrowings                    36,000          26,500
Total stockholders' equity          22,803          22,620

SOURCE  SFSB, Inc.
    -0-                             02/02/2006
    /CONTACT: Charles E. Wagner, Jr., Executive Vice President and Corporate Secretary, SFSB, +1-443-265-5570 or c.wagner@slavie.com/
    /Web site:  http://www.slavie.com /
    (SFBI)